EXHIBIT 99.1
Westlake Chemical Corporation Updates Statement on Lake Charles Operations
HOUSTON - Sept. 8, 2020 - Westlake Chemical Corporation (NYSE: WLK) today issued a statement updating the impact of Hurricane Laura, which made landfall near its plants in the Lake Charles, Louisiana area.
In the aftermath of Hurricane Laura, the safety of our employees and the integrity of our operations in the greater Lake Charles area remain our primary focus. We are working to assist our employees and their families, many of whom have suffered damage to their homes and are without power.
Recovery efforts at our plants in the Lake Charles area are underway for the safe and reliable return to operations. Restoration of electricity and other utilities remain critical to these efforts. The local utility, Entergy Louisiana, has reported extensive damage to the electricity transmission system in the Lake Charles area and that restoration of service will take a number of weeks. Given Entergy's latest guidance on the restoration of power to the Lake Charles area, barring other unforeseen circumstances, we currently expect production at some of our units to restart by the end of September and full production to resume in early October.
The statements in this release relating to matters that are not historical facts, such as Westlake's expectations regarding the timing of the restoration of electricity by Entergy Louisiana and the timing of restart of production and full production of its facilities, are forward-looking statements. These forward-looking statements could be adversely affected by a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management's control. Westlake's expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. For more detailed information about the factors that could cause actual results to differ materially from the forward-looking statements contained herein, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020, and Westlake's Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC in May 2020.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, we provide the building blocks for vital solutions - from packaging and healthcare products to automotive and consumer goods, to building and construction products. For more information, visit the company's web site at www.westlake.com.

Contacts
Media Inquiries:
Westlake Chemical Corp.
Ben Ederington, 1-713-960-9111
or
Investor Inquiries:
Westlake Chemical Corp.
Steve Bender, 1-713-960-9111